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Exhibit 10.15

Pinnacle Gas Resources, Inc.
Summary of Director Compensation

        Non-employee directors receive an annual fee of $20,000. In addition, the chairman of each committee receives the following annual fee: audit committee—$15,000, compensation committee—$5,000 and nominating and corporate governance committee—$5,000. Non-employee directors receive a fee of $1,500 for each board or committee meeting attended in person and a fee of $1,000 for attendance at a board or committee meeting held telephonically. Each non-employee director is granted shares of restricted stock in the amount of $50,000 (based on the fair market value of such shares and rounded to the nearest whole share), vesting 33%, 33% and 34% over three years beginning on the first anniversary of the date of grant. Annual grants of options or other incentive awards are determined by the board of directors each year.

        Employee directors do not receive compensation for service on the board of directors. Pursuant to our Amended and Restated Securityholders Agreement, dated February 16, 2006, all directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses incurred in connection with service on the board and any committees. Each director will be fully indemnified by us for actions associated with being a member of the board to the extent permitted under Delaware law as provided in our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the Indemnification Agreements by and between us and each of our directors.

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Pinnacle Gas Resources, Inc. Summary of Director Compensation